Thermon Announces Acquisition of Sumac

SAN MARCOS, Texas, April 7, 2015 -- Thermon Group Holdings, Inc. (NYSE: THR) ("Thermon") today announced that its indirect subsidiary, Thermon Canada, Inc. ("TCI"), acquired a controlling interest in Thermon Power Solutions, Inc. ("TPSI"), a newly created entity, effective April 1, 2015. Also effective April 1, 2015, TPSI acquired the business previously conducted by Sumac Fabrication Co. Ltd. ("Sumac") (together with TCI's acquisition of a controlling interest of TPSI, the "Transactions").

Sumac is a designer and fabricator of temporary power distribution equipment that is used in hazardous-location and general purpose areas within industrial facilities. For its fiscal year ended September 30, 2014 ("FY14"), Sumac generated revenue of approximately $17.6 million Canadian dollars (approximately $14.1 million US dollars at the current exchange rate). Sumac's management team will continue to operate the business following the closing of the Transactions.

The cash consideration paid by TCI for a 75% equity interest in TPSI was $14.25 million Canadian dollars (approximately $11.4 million US dollars at the current exchange rate) in cash at closing, subject to customary working capital adjustments, and a potential contingent cash payment of up to $7.5 million Canadian dollars (approximately $6.0 million US dollars at the current exchange rate) based on the EBITDA performance of the business for the 12-month period following the closing of the Transactions, subject to certain Transaction related adjustments. The cash purchase price paid at the closing of the Transactions implies a multiple of approximately 4x Sumac’s FY14 EBITDA (as adjusted to exclude certain compensation paid to the equity owners of Sumac that is not expected to recur). An entity affiliated with Dwayne Sampson, President of Sumac, will retain a 25% equity interest in TPSI, which TCI will have the right to acquire beginning on the third and fourth anniversaries of the closing of the Transactions.

"Sumac has built an impressive business offering temporary power solutions to world-class energy end-users, EPC firms and contractors. Their go-to-market approach, customer base and financial profile are very similar to Thermon’s. The acquisition of Sumac represents an attractive opportunity for us to enhance our product offering on a global basis, and to grow Sumac’s business outside of Canada through Thermon's extensive global footprint. The acquisition is consistent with our strategy of pursuing organic and inorganic growth opportunities within and adjacent to our core business. We look forward to welcoming the employees of Sumac into the Thermon family. Additionally we look forward to partnering with Sumac’s President, Dwayne Sampson, and are pleased that he will be retaining an ongoing economic interest in the financial results of the business," said Rodney Bingham, President and Chief Executive Officer of Thermon.

"Sumac has successfully grown its business over the last decade, and we have reached a point in our development where an outside partner such as Thermon will help us accelerate future growth into new markets globally. We are excited to be partnering with Thermon and look forward to continued success,” said Dwayne Sampson, President of Sumac.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

About Sumac

Sumac is a designer and fabricator of temporary power distribution equipment that is used in hazardous-location and general purpose areas within industrial facilities. Founded in 2005, Sumac’s business to date has been focused on serving customers’ temporary power equipment needs for their turnaround/maintenance projects and new construction projects primarily in the Western Canada energy market. Sumac has its headquarters and fabrication facility in Fort McMurray, Alberta. For more information, please visit www.sumacfab.ca.

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) a material disruption at any of our manufacturing facilities; (x) our dependence on subcontractors and suppliers; (xi) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xiv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xv) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the Securities and Exchange Commission on May 30, 2014. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

Contact:

Sarah Alexander
Investor.Relations@thermon.com
(512) 396-5801